SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                              /X/
Filed by a Party other than the Registrant           / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                   STAC, INC.
                (Name of Registrant as Specified In Its Charter)

                                   STAC, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box)

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1. Title of each class of securities to which transaction applies:

     ___________________________________________________________________________

     2. Aggregate number of securities to which transaction applies:

     ___________________________________________________________________________

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

     ___________________________________________________________________________

     4. Proposed maximum aggregate value of transaction:

     ___________________________________________________________________________

     5. Total fee paid:

     ___________________________________________________________________________

/ /  Fee paid previously with preliminary materials.

     ___________________________________________________________________________

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1. Amount Previously Paid:

     ___________________________________________________________________________

     2. Form, Schedule or Registration Statement No.:

     ___________________________________________________________________________

     3. Filing Party:

     ___________________________________________________________________________

     4. Date Filed:

     ___________________________________________________________________________

                                   STAC, INC.
                        12636 High Bluff Drive, 4th Floor
                        San Diego, California 92130-2093

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 10, 1998

TO THE STOCKHOLDERS OF STAC, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Stac, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, March 10, 1998 at 10:00 a.m. local time, at the Doubletree Hotel - Del Mar, 11915 El Camino Real, San Diego, California, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected;

     2. To ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1998; and

     3. To transact such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors of the Company has fixed the close of business on January 16, 1998, as the record date for the determination of Stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

     `                             By Order of the Board of Directors



                                   /s/ John R. Witzel
                                   -------------------------------------------
                                   John R. Witzel, Secretary

San Diego, California
January 28, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                   STAC, INC.
                        12636 High Bluff Drive, 4th Floor
                        San Diego, California 92130-2093

                                 ---------------

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                 March 10, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Stac, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, March 10, 1998 at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Doubletree Hotel - Del Mar, 11915 El Camino Real, San Diego, California. The Company intends to mail this proxy statement and accompanying proxy card on or about January 28, 1998 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of the Company's common stock (the "Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

Voting Rights and Outstanding Shares

     Only holders of record of Common Stock at the close of business on January 16, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 16, 1998, the Company had outstanding and entitled to vote 26,068,747 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 12636 High Bluff Drive, 4th Floor, San Diego, California 92130-2093, a written notice of revocation or a duly


                                       2.

executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

     Proposals of Stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than September 15, 1998. The Bylaws currently provide that a stockholder must have given such timely notice in writing to the Secretary of the Company in order to properly bring any business before the Annual Meeting, including nominations of persons for election to the Board of Directors. A stockholder's notice for nomination of persons to the Board of Directors must set forth: (i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director, (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class and number of shares of the Company which are beneficially owned by the person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving notice, the information required to be provided pursuant to the Bylaws.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     There  are five (5)  nominees  for the five (5) Board  positions  presently authorized by the Board of Directors in accordance with the Company's Certificate of Incorporation. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee is currently a director of the Company. Each nominee's background is outlined below.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five (5) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.


                                       3.

Nominees

     The names of the nominees and certain information about them are set forth below:

                                                                               Principal Occupation/
                      Name                             Age                Position Held with the Company
                      ----                             ---                ------------------------------
Gary W. Clow................................            43       Chairman  of the  Board of  Directors  and  Chief
                                                                 Executive Officer
Douglas L. Whiting, Ph.D....................            41       Vice President of Technology and Director
Charles H. Gaylord, Jr......................            52       Director
Robert W. Johnson, Ph.D.....................            48       Director
Antonio Perez...............................            52       Director

     Mr. Clow has been Chairman of the Board of Directors and Chief Executive Officer since March 1992 and a director since 1983. Mr. Clow also served as President of the Company from 1986 through 1996. Mr. Clow previously was a Vice President at Dynamic Instruments, a measurement systems company for the defense industry, and a Senior Software Engineer at the Portable Products Division of the Communications Sector at Motorola, Inc. Mr. Clow received an M.A.S. in Computer Systems from Florida Atlantic University and an M.S. in Electrical Engineering from the California Institute of Technology.

     Dr. Whiting has been Vice President of Technology since 1985 and has served as a director since 1983. He also was President of the Company from 1984 to 1986. Dr. Whiting received a Ph.D. in Computer Science from the California Institute of Technology.

     Mr. Gaylord has served as a director since April 1995. He is currently a private technology investor and a director of HNC Software Inc., a publicly held software company. From December 1993 to September 1994, Mr. Gaylord served as Executive Vice President of Intuit Inc., a personal and small business finance software company, following the acquisition of ChipSoft, Inc., a tax preparation company, by Intuit. Prior to that acquisition, from June 1990 to December 1993, he served first as President and Chief Executive Office and a director of ChipSoft and then as Chairman of the Board of Directors and Chief Executive Officer. Mr. Gaylord holds Bachelor of Science and Master of Science degrees in aerospace engineering from Georgia Institute of Technology and a Master of Business Administration from Harvard University.

     Dr. Johnson has served as a director since 1983. He has been a private investor since July 1988. From 1983 to July 1988, he was first a principal and subsequently a general partner of Southern California Ventures, a private venture capital firm. He is a director of Proxima Corporation and ViaSat, Inc., both publicly held technology companies. Mr. Johnson holds undergraduate and graduate degrees from Stanford University and Harvard University.

     Mr. Perez has served as a Vice President of Hewlett-Packard Company and General Manager of its Inkjet Products Group since 1995. From 1991 to 1995 Mr. Perez held General Manager positions within Hewlett-Packard. He joined Hewlett-Packard in 1975. Mr. Perez holds a Bachelor of Science degree in electrical engineering from Madrid University in Spain, and International Business and Marketing Diplomas from Institut European D'Administration des Affaires (Insead) in France.

     Background of Executive Officers Not Described Above

     John T. Ticer, age 39, has been President and Chief Operating Officer of the Company since February 1997. From February 1996 to January 1997 he was Director of Business Alliances for Tivoli Systems, a subsidiary of IBM
Corporation, and from August 1995 to January 1996 was Director of Strategic Investments at IBM. From April 1995 to August 1995 Mr. Ticer was Director of Corporate Development at Legent Corporation. Mr. Ticer held various director level positions at Landmark Systems Corporation from December 1992 to April 1995.


                                       4.

     James T. Nicol, age 44, has been Vice President of Product Development since July 1996. From August 1995 to July 1996, he was on assignment to Lotus Corporation as a director-level development manager tasked with the transition of the groupware capability from IBM to Lotus. From December 1983 to August 1995, he held a variety of system software development positions in IBM, from system software engineer to Senior Product Manager in the areas of database, application development, and groupware.

     James M. Priest, age 40, has been Vice President of Sales and Marketing since July 1997 and from December 1996 to June 1997, was Vice President of Service Operations. From January 1992 to December 1996 he was Director of International Sales/Operations for Daimler Benz InterServices in Munich, Germany. From October 1988 to January 1992 he was Senior Customer Support and Sales Manager -- West for COMDISCO, Inc.

     John R. Witzel, age 43, has been Vice President of Finance of the Company since May 1995 and Chief Financial Officer of the Company since September 1988. He was also Vice President of Finance and Operations of the Company from September 1989 through April 1995. Mr. Witzel was previously Controller of Celerity Computing, a computer manufacturer, from September 1987 to September 1988. Mr. Witzel has been a certified public accountant and received an M.B.A. from Syracuse University.

Board Committees and Meetings

     During the fiscal year ended September 30, 1997 the Board of Directors held eleven (11) meetings. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements, recommend to the Board the independent accountants to be retained and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During the fiscal year ended September 30, 1997 the Audit Committee was composed of two (2) non-employee directors: Dr. Johnson and Mr. Jennings, a former director. The Audit Committee met four (4) times in fiscal 1997.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During the fiscal year ended September 30, 1997 the Compensation Committee was composed of two (2) members: Mr. Gaylord and Mr. Russell J. Robelen, who had served as a director since March 1990, and later in the year Messrs. Gaylord and Perez. This committee met four (4) times during fiscal 1997.

     The Board of Directors has delegated to Messrs. Clow and Whiting the authority to grant stock options under the Company's 1992 Stock Option Plan to employees of the Company that are not officers, directors or 10% Stockholders of the Company, so long as such grants are in accordance with guidelines that have been approved by the Board of Directors.

     During the fiscal year ended September 30, 1997, all Board Members attended at least 75% of the aggregate of the meetings of the Board, except Mr. Perez, who had other commitments in place when he was elected to the Board in April 1997. Each Board Member attended 75% or more of the aggregate of the meetings of the committees on which he served, held during the period he was a committee member.

                                   PROPOSAL 2

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1998 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Price Waterhouse LLP has audited the Company's financial statements since 1989. Representatives of Price Waterhouse LLP are expected to be


                                       5.

present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Price Waterhouse LLP as the Company's independent public accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Price Waterhouse LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of its stockholders.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.


                                       6.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of December 31, 1997 by: (i) each nominee for director, (ii) each of the executive officers named in the Summary Compensation Table below under the heading "Executive Compensation;" (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                        Number of Shares    Percentage Beneficially
                                                                                                   Owned (1)
Microsoft Corporation..............................................       2,458,746                   9.4%
One Microsoft Way
Redmond, WA  98052-6399
Gary W. Clow (2)...................................................       1,776,066                   6.7%
Robert W. Johnson (3)..............................................       1,774,500                   6.8%
Douglas L. Whiting (4).............................................       1,574,166                   6.0%
Charles H. Gaylord (5).............................................          27,500                   *
Antonio Perez......................................................               0                   *
John R. Witzel (6).................................................         350,500                   1.3%
James T. Nicol ....................................................              --                   *
John T. Ticer......................................................              --                   *
All directors and officers as a group (9 persons) .................       5,502,732                  20.5%

----------
*    Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property and marital property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 26,218,747 shares outstanding on December 31, 1997, adjusted as required by rules promulgated by the Commission.

(2) Includes 14,100 shares held of record by Mr. Clow's minor daughter, of which Mr. Clow disclaims beneficial ownership, and 234,166 shares issuable upon exercise of options held by Mr. Clow that are exercisable within 60 days of December 31, 1997.

(3) Includes 1,759,000 shares held by the Robert W. Johnson Revocable Trust, of which Dr. Johnson is Trustee and 7,500 shares issuable upon exercise of options held by Mr. Johnson that are exercisable within 60 days of December 31, 1997.


                                       7.

(4) Includes 1,397,500 shares held by the Whiting Family Trust, of which Mr. Whiting serves as Trustee and 176,666 shares issuable upon exercise of options held by Mr. Whiting that are exercisable within 60 days of December 31, 1997.

(5) Includes 15,000 shares held of record by the Gaylord Family Trust UTD 12/30/93, of which Mr. Gaylord serves as Co-Trustee and 12,500 shares issuable upon exercise of options held by Mr. Gaylord that are exercisable within 60 days of December 31, 1997.

(6) Includes 142,500 shares issuable upon exercise of options held by Mr. Witzel that are exercisable within 60 days of December 31, 1997.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the best of the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1997,
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

Compensation of Directors

     Non-employee directors of the Company will be compensated for their services on the Board in accordance with the following policy: Each non-employee director will be paid an annual retainer of $4,000 plus an additional sum of $1,000 for each meeting of the Board attended in person (other than by telephone) by such director. In addition, each non-employee director that is a member of one or more committees of the Board will be paid an additional amount equal to $500 for each such committee meeting attended in person (other than by telephone) by such director where such meeting is held on a date other than the date of any meeting of the Board.

     The members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Non-employee directors of the Company ("Non-Employee Directors") are eligible to receive grants under the Company's 1992 Non-Employee Directors'
Stock Option Plan, as amended (the "Directors' Plan"). Under the Directors' Plan, each person who is elected after December 1, 1994 for the first time by the Board or stockholders of the Company to serve as a Non-Employee Director and who has not previously served as a member of the Board will, upon the date of such election, be granted an option (on the terms and conditions set forth in the Directors' Plan) to purchase twenty-five thousand (25,000) shares of the Company's Common Stock (hereinafter referred to as an "Initial Election Option"). In addition, each person who is re-elected after December 1, 1994 by the Board or stockholders of the Company to serve as a Non-Employee Director will, upon the date of each such re-election, be granted an option (on the terms and conditions set forth in the Directors' Plan) to purchase ten thousand (10,000) shares of the Company's Common Stock (hereinafter referred to as a "Re-Election Option"). All options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price of options granted under the Directors' Plan will be equal to the fair market value of the Company's Common Stock on the date of grant.

     Options granted under the Directors' Plan are subject to vesting as follows: Initial Election Options will vest in five equal installments of 5,000 shares each, with the first such installment vesting immediately prior to the


                                       8.

first Annual Meeting of Stockholders after the date of grant and each additional installment vesting immediately prior to the date of each subsequent Annual Meeting of Stockholders of the Company, so long as the optionee has, during the entire year prior to such vesting date, continuously served as a Non-Employee Director of the Company or any Affiliate of the Company. Re-Election Options will vest in four equal installments of 2,500 shares each, with 2,500 shares vesting immediately prior to the date of each Annual Meeting of Stockholders of the Company following the date of grant, so long as the optionee has, during the entire year prior to such vesting date, continuously served as a Non-Employee Director of the Company or any Affiliate of the Company.

     To date, 105,000 options have been granted, net of cancellations, and 5,000 options have been exercised under the Directors' Plan.


                                       9.

Compensation of Executive Officers

                             Summary of Compensation

     The following table shows, for the fiscal years ending September 30, 1997, September 30, 1996 and September 30, 1995, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its other four most highly compensated executive officers at September 30, 1997 (the "Named Executive Officers"):

                                                                                                     Long-Term
                                                                                                   Compensation
                                                               Annual Compensation (1)                Awards
                                                       -------------------------------------       ------------
                                                                                                    Securities
                                                                                                    Underlying
Name and Principal Position                           Year         Salary           Bonus           Options(2)
---------------------------                           ----         ------           -----          ------------
Gary W. Clow....................................      1997        $175,000          $16,188           280,000
Chief Executive Officer                               1996        $175,000           $6,563                --
                                                      1995        $175,000           $1,444                --

John T. Ticer (3)...............................      1997        $126,923          $34,654           200,000
President and Chief Operating Officer

James T. Nicol (4)..............................      1997        $140,000          $15,920           100,000
Vice President of Research and Development            1996         20,833                --                --

Douglas L. Whiting..............................      1997        $140,000          $14,000           160,000
Vice President of Technology                          1996        $125,000           $5,859                --
                                                      1995        $125,000          $31,261                --

John R. Witzel..................................      1997        $140,000           $9,450           120,000
Vice President of Finance                             1996        $125,000           $4,063                --
                                                      1995        $125,000           $1,032                 --

----------
(1) As permitted by rules established by the Commission, no amounts are shown with respect to certain "perquisites" where such amounts do not exceed the lesser of 10% of bonus plan salary or $50,000.

(2) Options of Messrs. Ticer and Nicol were repriced in 1997 and are treated as new grants. Previously granted options were cancelled concurrently with the repricing. The Company has not issued any stock appreciation rights (SARs).

(3) Mr. Ticer joined the Company in February 1997. He was also paid $79,972 in relocation expenses and associated income taxes in fiscal 1997.

(4) Mr. Nicol joined the Company in August 1996. He was also paid $83,875 in relocation expenses and associated income taxes in fiscal 1996.

Stock Option Grants and Exercises

     The Company grants options to its executive officers under its 1992 Plan. As of December 31, 1997, options to purchase a total of 2,737,684 shares have been granted and were outstanding under the 1992 Plan,


                                      10.

options to purchase 774,764 shares had been exercised under the 1992 Plan and 1,487,552 shares remained available for future option grants under the 1992 Plan.

     The following tables show for the fiscal year ended September 30, 1997, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers. All option grants were made pursuant to the Company's 1992 Stock Option Plan.

                          Option Grants In Fiscal 1997

                                                                                                  Potential Realizable Value At
                                                                                                  Assumed Annual Rates of Stock
                                                      Individual Grants                        Price Appreciation For Option Term(3)
                                    ---------------------------------------------------------  -------------------------------------

                                                   Percent
                                                   of Total
                                     Number of      Options
                                     Securities   Granted to    Exercise   Market
                                     Underlying   Employees      of Base   Price On
                                       Option      In Fiscal     Price     Date Of   Expiration
       Name                         Granted(#)(1)   1997(2)      ($/Sh)    Grant($)     Date        0%          5%($)        10%($)
       ----                         -------------   -------      ------    --------     ----        --          -----        ------
Gary W. Clow ....................     280,000        8.3%        8.00       4.125      6/12/07      --      1,408,736      3,569,888
John Ticer ......................     200,000        6.0%        3.563      3.563      2/2/07       --        448,091      1,135,511
James Nicol .....................     100,000        3.0%        3.563      3.563      8/1/06       --        224,046        567,756
Douglas L. Whiting ..............     160,000        4.8%        6.50       6.50       1/28/07      --        654,056      1,657,448
John R. Witzel ..................     120,000        3.6%        6.50       6.50       1/28/07      --        490,542      1,243,086

----------
(1) Repriced options of Messrs. Ticer and Nicol are treated as new grants. Options vest over a four year period, or longer. One half of unvested options will vest upon a change of control, as defined in the separate agreements with each Officer, unless the acquiring Company assumes the options or substitutes similar options. The Board of Directors may reprice options under the terms of the 1992 Plan. On July 22, 1997, certain options previously granted to Messrs. Ticer and Nicol were repriced from $6.50 and $7.875 to $3.563, respectively.

(2) Based on options to purchase 3,354,024 shares granted in fiscal 1997, before cancellations due to repricings and forfeitures.

(3) The potential realizable value is based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of the grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.


                                      11.

                   Aggregated Option Exercises in Fiscal 1997
                     and 1997 Fiscal Year-End Option Values

                                                              Number of Shares Underlying             Value of Unexercised
                                                              Unexercised Options Held at            In-the-Money Options at
                                 Shares                           September 30, 1997(2)                September 30, 1997(3)
                              Acquired on       Value        ---------------------------------   -----------------------------------
   Name                        Exercise(#)   Realized($)(1)  Exerciseable(#)  Unexerciseable(#)  Exerciseable($)   Unexerciseable($)
   ----                        -----------   --------------  ---------------  -----------------  ---------------   -----------------
Gary W. Clow                       --              --           205,000           210,000            270,000               --
James Nicol                        --              --                --           100,000                 --            118,750
John Ticer                         --              --                --           200,000                 --            237,500
Douglas L. Whiting                 --              --           160,000           120,000            240,000               --
John R. Witzel                    2,000          14,250         243,000            90,000            712,875               --

--------
(1) Represents the fair market value of the underlying shares on the date of exercise less the exercise price. For purposes of this table, "fair market value" is determined based on the average of the highest and lowest selling prices on the applicable date as reported on the Nasdaq National Market System.

(2)  Includes both "in-the-money" and "out-of-the-money" options.

(3) Represents the fair market value per share of the underlying shares on the last day of the fiscal year ($4.75), less the exercise or base price.


                                      12.

                   REPORT OF THE COMPENSATION COMMITTEE OF THE
                 BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

Overview and Philosophy

     Stac's Compensation Committee of the Board of Directors (the "Committee") is currently composed of two (2) outside directors, Messrs. Gaylord and Perez. Among other things, the Committee reviews and approves annual executive officer compensation. In general, the compensation policies adopted by the Committee are designed to (i) attract and retain executives capable of leading the Company to meet its business objectives and (ii) motivate the Company's executives to enhance long-term stockholder value.

Executive Officer Compensation

     The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation in the form of a bonus and long-term incentive compensation in the form of stock option grants.

   Base Salary

     In establishing base salaries, the Committee first considers a number of surveys and compensation levels at comparably sized companies in comparable industries, including companies in the software industries. Each survey is weighted based on the Committee's determination of the comparability to Stac of the companies within the survey. The companies included in the surveys are not necessarily the same as the companies included in the market indices included in the performance graph in this Proxy Statement. Although the compensation surveys referred to above and the market indices included in the performance graph are broad and include companies in related industries, the surveys and indices were created for difference purposes and accordingly are not compatible.

     Based on the data generated in the surveys, the Committee then sets a target base salary level applicable to all executive officers. The Committee then considers the level of responsibility, experience, and contributions of each executive officer. The Committee then sets each officer's base salary taking into account the target salary and the Committee's evaluation of individual performance. For fiscal 1997, executive officer base salaries were generally below the median base salary levels determined through the surveys.

   Annual Cash Incentive Bonus

     The Company pays bonuses to its executive officers based primarily on the Committee's subjective determination of the Company's performance and individual contributions. In considering bonus awards for fiscal 1997, the Committee considered, among other things, the Company's revenue growth and profitability as compared to internal targets, comparable companies and data regarding non-salary cash compensation obtained from the surveys referred to above. In total, bonuses paid to executive officers during fiscal 1997 were below the median bonus levels paid by comparable companies as determined through the surveys referred to above.

   Stock Option Grants

     The Company grants stock option grants to its executive officers in order to provide long-term incentives to executive officers and align executive officers and stockholder long-term interests by creating a direct link between executive compensation and stockholder return. Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of the grant. In order to facilitate long-term

----------
     (1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.


                                      13.

incentives through the option grants, options are generally subject to ratable vesting over three to five years and are exercisable for ten years.

     Executive officer awards are subjectively determined by the Committee after considering stock option grant data taken from the compensation surveys referred to above, as well as the level of responsibility, experience and contributions of each executive officer. In determining the size of individual grants, the Committee also considers the number of shares subject to the options previously granted to each executive officer, including the number of such shares that have vested and that remain unvested.

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1992 Stock Option Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation."

   Option Repricing

     In July 1997, the Board of Directors approved the participation of certain, but not all, executive officers of the Company in an option exchange program. Under the program, outstanding options held by the directors were eligible to be exchanged for new options to purchase the same number of shares at a lower price. Because options are a key component of the Company's long-term incentive program, the Committee determined that the exchange was necessary in order to retain such officers.

                          OPTION REPRICING INFORMATION

     The following table shows certain information concerning the repricing of options received by the Named Executive Officers since its initial public offering of Common Stock on May 7, 1992.

                                OPTION REPRICINGS

                                          Number of                                                    Length of
                                         Securities      Market                                        Original
                                         Underlying     Price of                                      Option Term
                                          Options       Stock at     Exercise Price                   Remaining at
   Name                         Date     Repriced(#)     Time of       at Time of      New Exercise      Date of
                                                       Repricing($)    Repricing($)      Price($)       Repricing
                                                       ------------    ------------      --------       ---------
John Ticer                    7/22/97      200,000       3.563           6.50              3.563        9.5 yrs.
President
James T. Nicol                7/22/97      100,000       3.563           7.875             3.563        9 yrs.
Vice President of Research
and Development


     Chief Executive Officer Salary

     The Committee considers with particular care the compensation of the Company's Chief Executive Officer, Gary W. Clow. Mr. Clow's compensation for the fiscal year ended September 30, 1997 was determined based on the factors discussed above as supplemented with information provided by an executive compensation consultant


                                      14.

retained by the Committee, and was set at $175,000, which was equal to his salary for the previous year. As described above, he was paid a special bonus of $16,188 compared to a bonus of $6,563 paid in the prior year.

                                                     COMPENSATION COMMITTEE

                                                     Charles Gaylord
                                                     Antonio Perez


                                      15.

                       PERFORMANCE MEASUREMENT COMPARISON

     The following graph compares total stockholder returns of the Company for the five years since September 30, 1992 to two indices: The Nasdaq CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) (the "Nasdaq-US") and the Nasdaq CRSP Total Return Index for Computer Software Stocks (SIC 737) (the "Nasdaq-Industry"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalization as of the end of each quarterly period. The Nasdaq-US tracks the aggregate price performance of all equity securities of U.S. companies traded on the Nasdaq National Market (the "NNM"). The Nasdaq-Industry tracks the aggregate price performance of equity securities of computer software companies traded on the NNM. The Company's Common Stock is traded on the NNM and is a component of both the Nasdaq-US and the Nasdaq-Industry.(1)


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL.]


            Comparison of Cumlative Total Return on Investment Since
                               September 30, 1992


                                  Annual Values
                             (a)                  (b)                  (c)
                                               NASDAQ               NASDAQ
                                             U.S. Cos.          Ind. Index
Close on date:              Stac            Cos. Index           (SIC 737)
                      -----------------------------------------------------
9/30/92               $   100.00           $   100.00           $   100.00
12/31/92              $   152.00           $   116.34           $   113.31
3/31/93               $   112.00           $   118.52           $   118.74
6/30/93               $    72.00           $   120.80           $   118.81
9/30/93               $    92.00           $   130.98           $   119.32
12/31/93              $   120.00           $   133.56           $   119.92
3/31/94               $   184.00           $   127.94           $   121.62
6/30/94               $   212.00           $   121.96           $   119.02
9/30/94               $   170.00           $   132.06           $   132.50
12/30/94              $   164.00           $   130.55           $   145.63
3/31/95               $   184.00           $   142.32           $   163.94
6/30/95               $   236.00           $   162.80           $   194.31
9/29/95               $   300.00           $   182.41           $   212.26
12/29/95              $   460.00           $   184.63           $   221.79
3/29/96               $   336.00           $   193.24           $   232.18
6/28/96               $   360.00           $   209.02           $   258.07
9/30/96               $   256.00           $   216.45           $   263.20
12/31/96              $   212.00           $   227.09           $   273.68
3/31/97               $   152.00           $   214.78           $   254.04
6/30/97               $   114.02           $   254.15           $   325.78
9/30/97               $   152.00           $   297.14           $   356.25


     Stac's closing stock price on September 30, 1997 was $4.75 per share. The last sales price for the Company's Common Stock as reported by Nasdaq on December 31, 1997 was $4.625 per share.



----------
     (1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.


                                      16.

                             CERTAIN TRANSACTIONS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

     In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                         By Order of the Board of Directors

                                         /s/ John R. Witzel
                                         John R. Witzel
                                         Secretary

January 28, 1998


     A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 1997 is available without charge upon written request to the Corporate Secretary, Stac, Inc., 12636 High Bluff Drive, 4th Floor, San Diego, California 92130-2093.


                                      17.

                                   STAC, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, MARCH 10, 1998


The undersigned hereby appoints Gary W. Clow and John R. Witzel, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Stac, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Stac, Inc. to be held at the Doubletree Hotel-Del Mar, 11915 El Camino Real, San Diego, California on Tuesday, March 10, 1998 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT  RECOMMENDS A VOTE FOR THE  NOMINEES  FOR  DIRECTOR  LISTED ON OTHER
SIDE.

                            (Continued on other side)

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

--------------------------------------------------------------------------------

|X|  Please mark you votes as in this example




                                          FOR all nominees        WITHHELD
                                          listed (except as       AUTHORITY
                                            marked to the      to vote for all
                                          contrary below).    nominees listed.

1.   Election  of  Directors  to  hold          |_|                  |_|
     office   until  the  next  Annual
     Meeting of Stockholders and until
     their successors are elected.

Nominees:      Gary W. Clow, Douglas Whiting,  Ph.D.,  Charles H. Gaylord,  Jr.,
               Robert W. Johnson and Antonio Perez


To  withhold authority to vote for any nominee(s)' name(s) below:



_______________________________________



MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.


                                              FOR       AGAINST     ABSTAIN


2.   To Ratify The  Selection Of Price        |_|         |_|         |_|
     Waterhouse LLP As The Independent
     Auditors  Of The  Company For The
     Fiscal Year Ended  September  30,
     1998



Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.




SIGNATURE(S) _______________________________________ DATED ______________, 1998

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.